                                                                    EXHIBIT 99.1



                                K2 Digital, Inc.



                        Preliminary Information Statement

                              and Notice of Meeting




                                  July __, 2002




                      We Are Not Asking You for a Proxy and
                    You are Requested Not To Send Us a Proxy.

                               Table of Contents
                               -----------------

                                                                            Page
                                                                            ----

CHAIRMAN AND CHIEF EXECUTIVE OFFICER'S LETTER..................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................2

SUMMARY........................................................................3

THE COMPANIES..................................................................4
         K2 Digital, Inc.......................................................4
         First Step Distribution Network, Inc..................................6

THE REVERSE STOCK SPLIT........................................................7
         Certificate of Amendment..............................................7
         Exchange Of Stock Certificates........................................7

THE MERGER.....................................................................8
         Accounting Treatment of the Merger....................................8
         Regulatory Approvals..................................................9

ISSUANCE OF K2 STOCK...........................................................9

STOCKHOLDER APPROVAL...........................................................9
         Dilution..............................................................9
         Appraisal Rights.....................................................10
         Tax Consequences.....................................................12
         Reasons for the Reverse Stock Split..................................12
         Recommendations of K2's Board of Directors...........................13

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF K2 IN THE MERGER.............13

MARKET FOR K2'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................13

DIRECTORS AND OFFICERS........................................................14
         Background...........................................................14
         Director Compensation................................................17
         Executive Compensation...............................................17
         Option Grants in Fiscal 2001.........................................18
         Option Exercises and Year-End Option Value Table.....................18
         Filing Requirements..................................................19

BENEFICIAL OWNERSHIP..........................................................19

CHANGE IN CONTROL OF K2.......................................................20

MANAGEMENTS DICUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS.................................................................20
         Overview.............................................................21
         Results of Operations - K2 Digital...................................21
         Results of Operations - FSDN.........................................22
         Continuing Operations, Liquidity and Capital Resources - K2..........23
         Liquidity and Capital Resources; Plan of Operation - FSDN............25
         Factors Affecting Operating Results and Market Price of Stock........25

                               Table of Contents
                               -----------------

                                                                            Page
                                                                            ----
FINANCIAL STATEMENTS..........................................................29
         Unaudited Pro Forma Combined Condensed Financial Statements of
           K2 Digital, Inc. and First Step Distribution Network, Inc. ........29
         K2 Digital Inc., Consolidated Financial Statements...................35
         First Step Distribution Network, Inc. Financial Statements...........36

WHERE YOU CAN FIND MORE INFORMATION...........................................47

ANNEXES.......................................................................48
         Section 262 of the Delaware General Corporation Law..................49
         Voting Ballot........................................................54

                                K2 DIGITAL, INC.
                        770 Lexington Avenue, Sixth Floor
                               New York, NY 10021
                                 (212) 935-6000

                                                                   July   , 2002

Dear Stockholders of K2 Digital, Inc.:

         I am writing to you today about K2 Digital, Inc.'s ("K2") proposed Merger with First Step Distribution Network Inc. ("FSDN").

         In connection with the merger, K2 will issue to FSDN an aggregate of 16,793,530 shares of common stock of K2. Upon completion of the merger, we expect that the shareholders of FSDN will own approximately 91% of the outstanding common stock of K2. K2's common stock is traded on the NASDAQ National Market under the trading symbol "KTWOE.OB" and closed at a price of $0.09 per share on July 10, 2002.

         We cannot complete the merger unless the stockholders of K2 approve the 1-for-3 reverse split of shares, the merger and the issuance of K2 common stock to FSDN in connection with the merger.

         THE BOARD OF DIRECTORS OF K2 HAS UNANIMOUSLY APPROVED THE FOLLOWING PROPOSALS AND RECOMMENDS THAT YOU APPROVE

         1) THE 1-FOR-3 REVERSE STOCK SPLIT,

         2) THE MERGER WITH FSDN,

         3) THE ELECTION OF NEW DIRECTORS, AND

         3) THE ISSUANCE OF K2 COMMON STOCK IN CONNECTION WITH THE MERGER

BY PROVIDING YOUR AFFIRMATIVE VOTE AND SIGNATURE ON THE VOTING BALLOT ATTACHED.

         The accompanying information statement provides detailed information about K2, FSDN, the combined business and the merger. Please give all of this information your careful attention.


                                   Sincerely,

                                   /s/ Matthew de Ganon
                                   Chairman

                                   /s/ Gary W. Brown
                                   Chief Executive Officer

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT WILL THE FSDN AND K2 SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, FSDN's shareholders will receive a total of 16,793,530 shares of common stock of K2 representing 91% ownership of the merged company and K2's shareholders will own 9% of the merged company.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger by the end of August, 2002, but neither K2 nor FSDN can predict the exact timing of the closing.

Q:       WHO MUST APPROVE THE MERGER?

A: In addition to the approvals of the boards of directors of K2 and FSDN and FSDN's stockholders, which have already been obtained, K2's stockholders must approve the merger, the reverse stock split, election of new directors and issuance of K2 common stock in connection with the merger.

Q: WHAT VOTE OF K2 STOCKHOLDERS IS REQUIRED TO APPROVE THE MERGER AND THE ISSUANCE OF K2 COMMON STOCK IN THE MERGER?

A: The affirmative vote of the holders of at least a majority of the shares of K2 common stock.

Q:       DOES THE BOARD OF DIRECTORS OF K2 RECOMMEND APPROVAL OF THE PROPOSALS?

A:       Yes.

Q:       WHAT DO I NEED TO DO NOW?

A: K2 urges you to carefully read this information statement, including its annexes; and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page ____.

Q:       HOW DO I APPROVE THE MERGER?

A: After carefully considering this information statement, including its annexes, place your vote on the Voting Ballot, attached as Annex C on the last page of this Information Statement, sign the Voting Ballot and deliver it to K2 at K2 Digital, Inc., 770 Lexington Avenue, Sixth Floor, New York, New York 10021, Attention: Gary Brown.

                                     SUMMARY

         This summary highlights selected information from this Information Statement and Notice of Meeting (hereinafter referred to as the "Information Statement") and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including all annexes, and the documents to which we have referred you. See "Where You Can Find More Information" on page ___. This Information Statement is being furnished by the Board of Directors of K2 Digital, Inc. and is first being sent to the stockholders of K2 Digital, Inc. on July ___, 2002.

         The Special Meeting of Stockholders will be held on August ____, 2002, at 10:00 AM Eastern Daylight Time, at the offices of K2 Digital, Inc., 770 Lexington Avenue, Sixth Floor, New York, New York 10021. Stockholders of record as of July ____, 2002 will be entitled to vote on all proposals to come before the meeting. Representatives of Rothstein, Kass & Company, P.C., K2's auditors are not expected to attend the meeting.

         K2 Digital, Inc. ("K2") is a professional services company, which, until August 2001 when it sold substantially all of its assets, specialized in business consulting development and design related to digital communications. K2 provided comprehensive, integrated digital professional service, including strategic consulting, design and development of digital channels, online quantitive and usability research, and online marketing. K2 offered digital consulting and development services including strategic planning, systems design, creative design, implementation, and performance metrics and analysis.

         First Step Distribution Network, Inc. ("FSDN"), successor to First Step Consulting, LLC, is a development stage company formed to establish a residual original equipment manufacturer sales and marketing business within the software and hardware personal computer industry and, more recently, to bring new electronic gaming products to market through the use of innovative new technologies and channels. FSDN is a consumer Internet entertainment company that aggregrates rights to successful console and PC CD-Rom video games and re-distributes them via the Internet.

         On January 15, 2002, K2 and FSDN entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among FSDN and its shareholders (the "FSDN Shareholders") and First Step Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of K2 ("Merger Sub"). Under the terms of the Merger Agreement, K2 will acquire First Step by means of a triangular merger ("the Merger"), pursuant to which the Merger Sub will merge with and into FSDN in a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         As a condition to the Merger, K2 is required to implement a 1 for 3 reverse split (the "Reverse Stock Split") of the common stock, par value $.01 per share, of K2 ("K2 Common Stock), thereby reducing its outstanding shares of K2 Common Stock from 4,982,699 shares to approximately 1,660,900 shares. In the Reverse Stock Split, fractional shares will be rounded up to the nearest whole share. The implementation of the Reverse Stock Split is subject to the approval of the stockholders of K2. The Board of Directors of K2 has approved the Reverse Stock Split and will submit the Reverse Stock Split to the stockholders of K2 for their approval.

         The FSDN Shareholders will exchange their respective shares of common stock, no par value per share, of FSDN (the "FSDN Common Stock") for shares of K2 Common Stock. Each share of FSDN Common Stock will be converted into the right to receive 17.6774 shares of K2 Common Stock. The conversion ratio is after giving effect to the Reverse Stock Split. Pursuant to the Merger Agreement, the aggregate number of shares of K2 Common Stock issuable to the FSDN Shareholders by virtue of the Merger as of the date of the Merger Agreement will equal approximately ninety-one percent (91%) of the issued and outstanding K2 Common Stock.

         After the effective date of the Merger, the Merger Sub will cease its separate legal existence and FSDN will continue as the surviving corporation.

         Upon consummation of the transactions contemplated by the Merger Agreement and the Reverse Stock Split, K2's current stockholders will own an aggregate of approximately 1,660,900 shares of K2 Common Stock or approximately 9% of the outstanding voting securities of K2, and the FSDN Shareholders will own an aggregate of approximately 16,793,530 shares of K2 Common Stock or approximately 91% of the outstanding voting securities of K2. K2 Common Stock does not have preemptive rights and there is no cumulative voting. Each share of K2 Common Stock is entitled to one vote.


                                  THE COMPANIES

K2 Digital, Inc.

         K2 was founded in 1993 as a general partnership and initially operated a traditional graphic design business. In August 1994, K2 shifted its principal business to website design and creation. Thereafter, K2 incorporated as a Delaware corporation on January 1, 1996. After K2's initial public offering on July 26, 1996, K2 began to develop its business as a full-service digital professional services company. K2 has historically provided consulting and development services including analysis, planning, systems design, creation and implementation. In November 2000, K2 changed its name from K2 Design, Inc. to K2 Digital, Inc. As discussed below, K2 effectively ceased its operations in August 2001.

         K2's offices are located at 770 Lexington Avenue, Sixth Floor, New York, New York 10021 and its telephone number is (212) 935-6000.

Discontinued Operations; Disposition of Assets

         On May 15, 2001, K2 entered into a non-binding letter of intent with SGI Graphics LLC, a Delaware limited liability company ("SGI") pursuant to which SGI expressed its interest in purchasing shares of common stock of K2 that would have represented fifty-one percent (51%) of the issued and outstanding capital stock of K2 on a fully diluted basis. At the time of the execution of the letter of intent, K2 borrowed $250,000 from an affiliate of SGI, for working capital purposes; the borrowing was secured by a first priority security interest in all of the assets of K2. K2 and SGI were ultimately not able to agree on the definitive terms of the transaction and, in July 2001, K2 and SGI terminated negotiations and the letter of intent.

         On August 29, 2001, K2 sold certain of its fixed and intangible assets to Integrated Information Systems, Inc., a Delaware corporation ("IIS"), including certain of K2's customer contracts, furniture, fixtures, equipment and intellectual property, for an aggregate purchase price of $444,000, of which $419,000 was paid in cash and $25,000 of capital lease obligations were assumed by IIS.

         Under the terms of the purchase agreement governing the transaction (the "Purchase Agreement"), IIS assumed K2's office lease obligations, took up occupancy in K2's premises and made offers of employment to substantially all of the remaining employees of K2, which offers have been accepted.

         In addition to the purchase price and as consideration of K2's release of certain employees from the non-competition restrictions contained in their agreements with K2, K2 received from IIS at closing a recruitment and placement fee of $75,000. In addition, the Purchase Agreement provided for K2 to receive from IIS an additional placement fee of $7,500 per key employee and $2,500 per other employee that remained employed by IIS through December 31, 2001. This additional contingent placement fee was to be paid by IIS in cash in five monthly installments beginning August 31, 2001, pro rated monthly for the number of employees retained. As of December 31, 2001, $31,000 of these contingent fees had been paid to K2 and $36,500 due to K2 remained unpaid by IIS.

         Under the Purchase Agreement, K2 also received from IIS a cash fee of $50,000 in return for entering into certain non-competition provisions contained in the Purchase Agreement, which provide that K2 will not, for a period of five years from the closing of the Purchase Agreement, (i) engage in any business of substantially the same character as the business engaged in by K2 prior to the transaction, (ii) solicit for employment any employee of IIS (including former employees of K2), or (iii) solicit any client or customer of IIS (including any customer transferred to IIS under the Purchase Agreement) to do business with K2.

         Accordingly, the aggregate cash consideration delivered to K2 at closing was $544,000, of which approximately $258,000 was paid directly to an affiliate of SGI, K2's principal secured creditor, in order to release SGI's security interest in the assets of K2.

         Subsequent to the sale of assets to IIS, K2 effectively ceased operations and has been in the process of liquidating assets, collecting accounts receivable and paying creditors. K2 does not have any ongoing business operations or any remaining revenue sources beyond those few remaining receivables not purchased by IIS and not yet collected by K2. Accordingly, K2's remaining operations will be limited to either the sale of K2 or the winding up of K2's remaining business and operations, subject, in either case, to the approval of the stockholders of K2. The proceeds from the sale of assets plus the additional payment due from IIS (collection of which is uncertain), together with assets not sold to IIS may not be sufficient to repay substantially all remaining liabilities of K2. K2 has entered into negotiations with certain creditors to settle specific obligations for amounts less than reflected in K2's financial statements. If these negotiations are unsuccessful, there will not be sufficient cash to repay all of the obligations of K2.

First Step Distribution Network, Inc.

         First Step Distribution Network, Inc. ("FSDN") is a development stage Electronic Games Media company, which was formed on December 24, 2001 through the merger with First Step Consulting LLC. The principal business of FSDN is to bring new electronic game products to market through the use of innovative new technologies and channels. Examples include sales of subscription based electronic game services, sponsorship and hosting of regional, national, and international electronic game competitions, with multiple categories of participants, such as amateur status, collegiate status, professional status and Olympic status. FSDN is a consumer Internet entertainment company that aggregates rights to successful console and PC CD-Rom video games and re-distributes them via the Internet. FSDN's initial strategic focus is to create a lucrative secondary distribution "window" for hit titles licensed from Activision, EA Sports, THQ, Microsoft and other third party game developers/publishers. Just as the cable and motion picture industries are developing a video-on-demand infastructure to deliver hit movies to home viewers, FSDN intends to provide a convenient and cost-effective online channel for gamers to enjoy previously published hit titles on a subscription or pay-per-view basis. Gamers will pay FSDN a $9.95 per month subscription fee to rent games, or, at their option a fee of approximately $19.95 to $29.95 to download and permanently own each title.

         Initial United States operations will focus on licensing and distributing on-line 3D games, licensed directly from companies such as Activision, EA Sports, Microsoft and other third party development vendors, as well as, transactional interface software(s) and hardware solutions tied to the personal computer original equipment manufacturer, personal computer peripheral, wireless handheld, DirectTV and Internet portal channel sales. Licensing discussions with Activision are already under way. FSDN intends to sell subscription based entertainment and develop interactive game environments that will offer the end user a great on-line or competitive TV game experience, at a fraction of the retail price, while offering the subscriber a continuously updated selection of 3D games, software products, interactive educational programs and entertainment content.

         FSDN'S securities never have been publicly traded and FSDN never has paid any dividends. FSDN's offices are located at 9601 Wilshire Blvd. Suite 315, Beverly Hills, CA 90210 and the telephone number is (310) 246-3222.

                             THE REVERSE STOCK SPLIT

         As a condition to the Merger, to be discussed below, K2 is required to implement a 1 for 3 reverse split of K2 Common Stock (the "Reverse Stock Split"), thereby reducing its outstanding shares of Common Stock from 4,982,699 shares to approximately 1,660,900 shares. In the Reverse Stock Split, fractional shares will be rounded up to the nearest whole share.

         Pursuant to the Reverse Stock Split, each holder of K2 Common Stock immediately prior to the effectiveness of the Reverse Stock Split will receive one share of new common stock, par value $.01 per share, for every three shares of common stock then held.

         No fractional shares of new common stock will be issued in connection with the Reverse Stock Split. Instead, in calculating the number of shares to which a holder is entitled, K2 will round up to the next whole number. Thus, holders of common stock who would otherwise be entitled to receive a fractional share of new common stock because they hold a number of shares of common stock not evenly divisible by three will receive a full share for such fractional share.

Certificate Of Amendment

         The Reverse Stock Split will become effective only upon the filing of a certificate of amendment to the certificate of incorporation of K2 with the Delaware Secretary of State. If the Reverse Stock Split is approved by the K2 stockholders, the Board of Directors intends immediately to file the certificate of amendment with the Delaware Secretary of State. Upon the effectiveness of the proposed amendment, Article Fourth of K2's restated certificate of incorporation would include an additional paragraph reading substantially as follows:

         "(8) The Corporation hereby declares that each three (3) shares of the outstanding shares of the Corporation's Common Stock, par value $.01 per share, as of the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation, be converted and reconstituted into one share of Common Stock, par value $.01 per share. No fractional shares shall be issued upon such conversion and reconstitution. Instead the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share."

         Upon effectiveness of the certificate of amendment, the Reverse Stock Split will occur without any further action on the part of stockholders. The Reverse Stock Split will occur without regard to the dates on which stock certificates are physically surrendered in exchange for certificates representing shares of new common stock that shareholders are entitled to receive as a consequence of the Reverse Stock Split.

Exchange Of Stock Certificates

         As soon as practicable after the effectiveness of the Reverse Stock Split, transmittal letters will be mailed to each record holder of K2 Common Stock on the date of such effectiveness. The transmittal letters will be used in forwarding existing stock certificates for surrender and exchange for new certificates representing the number of shares of new common stock that stockholders are entitled to receive as a result of the Reverse Stock Split. The transmittal letters will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they receive a transmittal letter.

         After the effectiveness of the Reverse Stock Split, each certificate representing shares of existing common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of new common stock into which the shares evidenced by such certificate have been converted.

         With the exception of the number of issued and outstanding shares, the rights and preferences of our common stock prior and subsequent to the Reverse Stock Split will remain the same.


                                   THE MERGER

         On January 15, 2002, K2 entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among FSDN, a California corporation and the shareholders of FSDN and First Step Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of K2 ("Merger Sub"). In anticipation of the merger, K2 formed the Merger Sub. Under the terms of the Merger Agreement, K2 intends to acquire FSDN by means of a triangular merger ("the Merger"), pursuant to which the Merger Sub will merge with and into FSDN in a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986.

         After the effective date of the Merger, the Merger Sub will cease its separate legal existence and First Step will continue as the surviving corporation. For more detailed information see the Agreement and Plan of Merger which is incorporated by reference to K2's current report on Form 8-K, filed on January 17, 2002, and may be located at www.sec.gov/Archives/edgar/data/1009624/ 000095012302000445/0000950123-02-000445.txt.

         Upon consummation of the transactions contemplated by the Merger Agreement and the Reverse Stock Split, K2's current stockholders will own an aggregate of approximately 1,660,900 shares of common stock, par value $.01 per share of K2 (the "K2 Common Stock"), or approximately 9% of the outstanding voting securities of K2, and the FSDN shareholders will own an aggregate of approximately 16,793,530 shares of K2 Common Stock or approximately 91% of the outstanding voting securities of K2.

Accounting Treatment of the Merger

         In accordance with the recently issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," K2 will use the purchase method of accounting for a business combination to account for the Merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of the FSDN business, including intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of the FSDN business will be included in K2's financial statements prospectively as of the completion of the Merger.

Regulatory Approvals

         Other than filings with the Securities and Exchange Commission and state securities regulators, the filing of the certificate of amendment of the certificate of incorporation of KS effecting the Reverse Stock Split and the filing of a certificate of merger with the California and Delaware Secretaries of State, K2 and FSDN are not aware of any regulatory approvals that are required to be obtained in connection with the merger.


                              ISSUANCE OF K2 STOCK

         In connection with the Merger, the FSDN shareholders will exchange their shares of common stock, no par value per share, of FSDN (the "FSDN Common Stock") for shares of K2 Common Stock. Each share of FSDN Common Stock will be converted into the right to receive 17.6774 shares of K2 Common Stock. The conversion ratio is after giving effect to the Reverse Stock Split. Pursuant to the Merger Agreement, the aggregate number of shares of K2 Common Stock issuable to the FSDN shareholders by virtue of the Merger as of the date of the Merger Agreement will be 16,793,530 shares, equal to approximately ninety-one percent (91%) of the issued and outstanding K2 Common Stock.


                              STOCKHOLDER APPROVAL

         K2 stockholder approval of the Merger, Reverse Stock Split and issuance of K2 Common Stock in connection with the Merger is required under Delaware law. The affirmative vote of the holders of at least a majority of the shares of K2 Common Stock is required to approve i) the Reverse Stock Split, ii) the Merger,
iii) the election of new directors and iv) the issuance of K2 Common Stock in connection with the Merger.

         Any K2 stockholder may abstain from voting on the proposals to approve
i) the Reverse Stock Split, ii) the Merger, iii) the election of directors and
iv) the issuance of K2 Common Stock in connection with the Merger. However, the required vote to approve these proposals is based on the number of shares voting at the Meeting of Stockholders rather than outstanding shares and therefore abstentions will have no effect on the outcome of the proposal.

Dilution

         The Reverse Stock Split will not alter any stockholder's percentage interest in K2's equity, except to the extent that the Reverse Stock Split results in any of K2's stockholders owning a fractional share. In lieu of issuing fractional shares, K2 will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of effecting the Reverse Stock Split a whole share of K2 Common Stock. Additionally a result of the Reverse Stock Split will be that the number of shares of K2 Common Stock issued and outstanding will be reduced from 4,982,699 to approximately 1,660,900 and K2's stated capital will be reduced by approximately $33,218 and its additional paid-in capital will be increased by the same amount.

         In addition, commencing with the effective date of the Reverse Stock Split, all outstanding options entitling the holders thereof to purchase shares of K2 Common Stock will entitle such holders to receive, upon exercise of their options, one-third of the number of shares of K2 Common Stock, which such holders may purchase upon exercise of their options. Also, commencing on the effective date of the Reverse Stock Split, the exercise price of all outstanding options will be increased threefold.

         The cumulative effect of the Merger and the Reverse Stock Split will result in dilution to existing stockholders. Prior to the Merger and the Reverse Stock Split such stockholders will hold 4,982,699 shares, representing 100% ownership of K2. Following the Merger and the Reverse Stock Split such shares will represent approximately 10% ownership of K2.

Appraisal Rights

         In connection with the consummation of the Merger all stockholders of K2 Common Stock as of the effective time of the Merger will have certain rights under the Delaware General Corporation Law (the "DGCL") to dissent and demand appraisal of and to receive payment in cash of the fair value of their K2 Common Stock. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting stockholders for their K2 Common Stock. Any such judicial determination of the fair value of the K2 Common Stock could be based upon considerations other than or in addition to the market value of the K2 Common Stock, including asset values and the investment value of the K2 Common Stock. The value so determined could be more or less than the market value of the K2 Common Stock.

         The appraisal rights of dissenting stockholders of K2 are governed by
Section 262 of the DGCL. The following summary of the applicable provisions of
Section 262 of the DGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of
Section 262 which is set forth in Annex A.

         It is anticipated that the Merger will be authorized by a vote of stockholders holding at least 50.1%, but less than all of the issued and outstanding K2 Common Stock. This Information Statement is notice that a vote is being taken for which appraisal rights are provided. Stockholders of K2 Common Stock are entitled under the provisions of Section 262 of the DGCL, as an alternative to remaining a stockholder of K2, to a judicial determination of the fair value in cash of their K2 Common Stock. The following is a summary of the procedural steps which must be taken if the right of appraisal is to be validly exercised.

         Any stockholder of K2 Common Stock who did not vote in favor of the Merger and wishes to exercise his appraisal rights with respect to the Merger must file with K2, prior to the date of the Meeting of Stockholders being noticed by this Information Statement, a written demand for appraisal of his K2 Common Stock which includes i) his name and address and ii) a demand for appraisal of his K2 Common Stock. Failure to vote in favor of the Merger will not constitute the written notice required to be filed by a dissenting stockholder. A stockholder voting in favor of the Merger is not entitled to appraisal rights under Section 262 of the DGCL.

         A stockholder may not dissent as to less than all of his K2 Common Stock. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the K2 Common Stock held of record by such nominee or fiduciary. Furthermore if the K2 Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand for appraisal should be made in such capacity and if the K2 Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal should be made by or for all owners of record. An authorized agent, including one of two joint owners may execute the demand for appraisal for a holder of record; however such agent must identify the record owner(s) and expressly state in such demand that the agent is acting as agent for the record owner(s) of the K2 Common Stock.

         A record holder, such as a broker, who holds K2 Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the K2 Common Stock held for such beneficial owners. All demands for appraisal should be addressed to K2 at 770 Lexington Avenue, Sixth Floor, New York, New York 10021, Attention: Gary Brown.

         Within ten days of the effective date of the Merger, K2 will notify each stockholder who has provided a timely demand for appraisal, apprising such stockholder of the date the Merger was effective along with the amount of K2's offer for the stockholder's K2 Common Stock. If the stockholder chooses to accept K2's offer and delivers to K2 the certificate representing such K2 Common Stock within ten days of the offer, K2 will transmit payment in the amount of the offer to the stockholder within ten days of receipt of the stockholder's acceptance of the offer and such stock certificate.

         If the stockholder chooses not to accept K2's offer within ten days of the offer, the stockholder must institute a proceeding in the Delaware Court of Chancery to receive an appraisal of the K2 Common Stock. The parties to such appraisal proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them. However, the costs of the appraisal proceeding may be determined by the court and apportioned among the parties as the court deems equitable in the circumstances.

         Any stockholder who has timely demanded appraisal of his K2 Common Stock shall not have any rights as a stockholder of K2 after the effective date of the Merger. Any stockholder of K2 Common Stock contemplating the exercise of his appraisal rights is urged to review carefully the provisions of Section 262 of the DGCL, attached hereto as Annex A.

         Failure by any stockholder of K2 Common Stock to follow precisely all of the steps required by the DGCL to perfect appraisal rights will result in the loss of those rights. In view of the complexities of the foregoing provisions of the DGCL, stockholders who are considering pursuing their appraisal rights may wish to consult with legal counsel.

Tax Consequences

         K2 believes that the Federal income tax consequences of the Reverse Stock Split to holders of K2 Common Stock will be as follows:

                           (i) Except as explained in (v) below, no income, gain or loss will be recognized by a stockholder on the surrender of the current shares ("Old Shares") or receipt of the certificate representing new post-split shares ("New Shares").

                           (ii) Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares that were held as capital assets.

                           (iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

                           (iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to K2.

                           (v) The Federal income tax treatment of the receipt of the additional fractional interest by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

                           (vi) The Reverse Stock Split should qualify as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986.

         K2's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

         The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he/she resides. Stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.

Reasons for the Reverse Stock Split

         The conversion of FSDN Common Stock to K2 Common Stock as required by the Merger Agreement will result in an increase in the number of shares of K2 Common Stock outstanding as described above. The objective of the Reverse Stock Split is to adjust the capital structure of K2 to make the K2 Common Stock a more attractive trading and investing vehicle, which may be expected to increase the liquidity and broaden the marketability of the K2 Common Stock.

         Except for minor increases in the number of shares outstanding resulting from the round up provisions in favor of existing stockholders, the Reverse Stock Split by itself will not affect stockholders' proportionate equity interest in K2 or the rights of stockholders with respect to each share of K2 Common Stock as to voting, dividends and other matters. Since there is no consideration received by K2 in connection with the Reverse Stock Split, the overall capital of K2 will not change as a result of the Reverse Stock Split. The Reverse Stock Split will become effective upon the filing of a certificate of amendment to the certificate of incorporation of K2 with the Secretary of State of the State of Delaware, which will occur no earlier than August ___, 2002, which is twenty days after the mailing of this Information Statement.

Recommendations of K2's Board of Directors

         AFTER CAREFUL CONSIDERATION, THE K2 BOARD OF DIRECTORS HAS DETERMINED THE ISSUANCE OF K2 COMMON STOCK IN CONNECTION WITH THE MERGER TO BE FAIR TO K2 STOCKHOLDERS AND IN THEIR BEST INTEREST AND DECLARED THE ISSUANCE ADVISABLE. K2's BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE REVERSE STOCK SPLIT, THE MERGER, THE ELECTION OF NEW DIRECTORS AND THE ISSUANCE OF K2 COMMON STOCK IN CONNECTION WITH THE MERGER AND RECOMMENDS APPROVAL OF THESE PROPOSALS BY K2'S STOCKHOLDERS.


        INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF K2 IN THE MERGER

         As of April 1, 2002, all K2 directors, executive officers and affiliates, beneficially owned in the aggregate approximately 46.4% of the outstanding shares of K2 common stock, representing 41.7% of the vote. All directors and executive officers of K2 have indicated their intention to vote all shares over which they exercise voting control in favor of the issuance of K2 Common Stock in connection with the Merger. Following completion of the Merger, such directors, executive officers and affiliates, will continue to own approximately 4% of the combined entities.


          MARKET FOR K2'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         K2's Common Stock was delisted from the Nasdaq SmallCap Market ("NASDAQ") effective August 15, 2001 and currently trades in the over-the-counter market under the symbol "KTWOE.OB." Prior to its delisting, K2's Common Stock was traded on NASDAQ under the symbol "KTWO." The following table sets forth, for the periods indicated, the range of high and low price quotes of K2's common stock as reported by the over-the-counter bulletin board (for periods subsequent to the delisting) and NASDAQ (for periods prior to the delisting) from the quarter ended March 31, 2000 through April 1, 2002. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Fiscal Quarter Ended                        High                   Low
--------------------------------------------------------------------------------
March 31, 2000                             $   10.50             $ 5.13
June 30, 2000                              $    6.94             $ 4.13
September 30, 2000                         $    6.75             $ 3.06
December 31, 2000                          $    4.25             $ 0.44
March 31, 2001                             $    1.06             $ 0.28
June 30, 2001                              $    0.46             $ 0.26
September 30, 2001                         $    0.29             $ 0.02
December 31, 2001                          $    0.05             $ 0.02
April 1, 2002                              $    0.05             $ 0.05
July 1, 2002                               $    0.15             $ 0.06

         The approximate number of record holders of K2's Common Stock at June 30, 2002 was ____, not including beneficial owners whose shares are held by banks, brokers and other nominees. K2 never has paid any cash dividends.


                             DIRECTORS AND OFFICERS

Background

         Pursuant to the Merger Agreement, the present directors of K2 have tendered their resignation effective upon the consummation of the Merger and Messrs McCracken, Millet and Klein must be elected as directors of K2. Dr. Steven N. Goldstein resigned as director, effective March 31, 2002. K2 does not have presently an audit, nominating or compensation committee of the board of directors. Set forth below are brief descriptions of the current directors and officers of K2 as well as the director nominees.


           Name                                   Position
--------------------------------------------------------------------------------
Gary W. Brown                     Director, President, Secretary, Chief
                                  Financial Officer and Chief Operating Officer
--------------------------------------------------------------------------------
Douglas E. Cleek                  Director
--------------------------------------------------------------------------------
Matthew G. de Ganon               Director
--------------------------------------------------------------------------------
David R. Sklaver                  Director
--------------------------------------------------------------------------------
John McCracken                    Nominee for Director
--------------------------------------------------------------------------------
Robert Millet                     Nominee for Director
--------------------------------------------------------------------------------
Leslie Klein                      Nominee for Director
--------------------------------------------------------------------------------


         Gary W. Brown, age 49, has been a director of K2 since February 2000 and joined K2 in April 2000 as Executive Vice President and Chief Operating Officer. Since August 31, 2001, Mr. Brown has served as President, Secretary, Chief Financial Officer and Chief Operating Officer of K2. Since November 14, 2001, Mr. Brown has served as Vice President and Managing Director of the Risk Management Division of Canadian Imperial Bank of Commerce (CIBC World Markets). Prior to that, Mr. Brown was employed from July 1980 through June 1999 in various management roles with UBS AG, the successor organization to Union Bank of Switzerland, including the role of New York Branch Manager. There he served as Division Head for Structured Finance, one of UBS's six operating divisions in the Americas prior to the merger of UBS with Swiss Bank Corporation in 1998. Post-merger, Mr. Brown was designated Chief Credit Officer-Americas for UBS's investment banking division, Warburg, Dillon Read, where he was responsible for capital commitments of the firm. Mr. Brown held various business development and risk management positions throughout his 19-year career at UBS. He also served as President of the New York Chapter of Robert Morris Associates, the trade association for the financial services risk management industry, and as an ex-officio member of the RMA National Board. Since 1991, he has served on the Board of Directors of Sefar Americas, a subsidiary of Sefar AG, a manufacturer of Swiss synthetic fabrics. Prior to joining UBS in 1980, Mr. Brown was employed from June 1976 through June 1980 with The Chase Manhattan Bank, having served in various business development functions. Mr. Brown received a Bachelor of Science degree in Business Administration from Oral Roberts University in May 1976. Mr. Brown has tendered his resignation as director of K2 effective upon the consummation on the Merger, as required by the Merger Agreement, and has waived his entitlement to any compensation in connection with his service as a director of K2 in 2002.

         Douglas E. Cleek, age 39, who co-founded K2 in 1993, has been a director of K2 since it was reorganized as a corporation in January 1995. From January 1995 until August 2001, Mr. Cleek served as K2's Executive Vice President--Chief Creative Officer. From 1993 until 1995, Mr. Cleek was a general partner of K2. For more than five years prior to that, Mr. Cleek was an art director for William Allen & Co. and its successor, A.J. Bart & Sons, specializing in graphic promotional materials for the hospitality industry. Mr. Cleek has tendered his resignation as director of K2 effective upon the consummation on the Merger, as required by the Merger Agreement, and has waived his entitlement to any compensation in connection with his service as a director of K2 in 2002.

         Matthew G. de Ganon, age 39, has been a director since he joined K2 in July 1995. Mr. de Ganon resigned from his position as an executive officer of K2 effective August 1, 2001. From that time until April 2002, Mr. de Ganon was employed by Integrated Information Systems, Inc., which purchased certain assets of K2 in August 2001. He was President of K2 from June 1996 to November 1998 and was also the Chief Operating Officer of K2 from July 1995 to November 1997. For the two years prior to joining K2, Mr. de Ganon operated a business that created CD-ROM products and offered consulting services regarding the use of electronic delivery to publishers of newsletters and directories. Mr. de Ganon is co-author of the essay, "Overcoming Future Shock on the Superhighway: Suggestions for Providers and Technocrats," published and presented in the 1994 National Online Conference Proceedings. From August 1992 to July 1993, Mr. de Ganon was the Vice President of New Media of Superior Computer Systems, Inc., a software developer. Mr. de Ganon's work focused on UNIX-based 4GL accounting software customization for corporate clients. From May 1991 to July 1992, Mr. de Ganon was involved in casting administration for the Motion Picture Group of Universal Studios, Inc. He was a franchised theatrical agent with the Stone Manners Agency in Los Angeles, California from August 1987 to May 1991. Mr. de Ganon has tendered his resignation as director of K2 effective upon the consummation on the Merger, as required by the Merger Agreement, and has waived his entitlement to any compensation in connection with his service as a director of K2 in 2002.

         David R. Sklaver, age 50, has been a director of K2 since 1999. Since October 2001, Mr. Sklaver has been President and Chief Executive Officer of UPOC, Inc., a marketing company. From June 1997 to October 2001, Mr. Sklaver was a General Partner and Chief Executive Officer of Artustry Partnership, a strategic and creative marketing company, of which he was a founder. Since October 1995, Mr. Sklaver has also served as President of Phase 2, Inc. From 1993 to 1995, Mr. Sklaver served as President of Wells Rich Greene DDB, an advertising agency handling Fortune 500 clients. Prior to being promoted to President, Mr. Sklaver served as Executive Vice President, Director of Client Services of Wells Rich Greene from 1989 to 1993. From 1986 to 1988, Mr. Sklaver was Executive Vice President, Account Group Head, at advertising agency BBD Needham, New York. From 1984 to 1985, Mr. Sklaver was Managing Director of DDB's Sydney office. From 1978 to 1984, he served in Account Management at DDB New York. Prior to 1978, Mr. Sklaver held positions at Foote, Cone & Belding Advertising and Standard Brands, both advertising agencies. Mr. Sklaver has tendered his resignation as director of K2 effective upon the consummation of the Merger, as required by the Merger Agreement, and has waived his entitlement to any compensation in connection with his service as a director of K2 in 2002.

         John McCracken, age 39, is Chief Executive Officer, First Step Distribution Network, Inc. As a talented leader, with over 15 years of business experience and a significant depth of knowledge with respect to strategic business, technology and wealth creation, Mr. McCracken has had most of his experience tied to international licensing and distribution contracts within the PC-OEM channels. Mr. McCracken's experience has led to several business transactions, including a merger of the two largest Basic Input Output System
(BIOS) manufacturers in the world. Mr. McCracken also has extensive knowledge of advanced telecommunications and e-commerce technologies, from his position as Chief Executive Officer of Witch Desk from 1995 to 1997. Witch Desk was backed by Vobis Microcomputer AG. After selling Witch Desk in 1997, Mr. McCracken founded FSDN.

         Robert Millet, age 35, is Chief Operations Officer--USA Division, First Step Distribution Network, Inc. Mr. Millet has over ten years experience in Senior Marketing and Sales positions within the high technology and entertainment industries. Prior to joining First Step Distribution Network, Inc. Mr. Millet was a Sr. Vice President and Partner at Hanson & Schwam, a Beverly Hills public relations and marketing firm. Mr. Millet was instrumental in creating the initial public offering for his marketing client, Mainframe Entertainment; and a key force in launching Computer Television Network (CTVN). While at Hanson & Schwam, Mr. Millet managed the marketing and promotional strategies of several independent production companies, such as Kushner-Locke, Paragon, and Handmade Films. Mr. Millet was also instrumental in developing the Eco-Challenge television sports franchise with MTV, Discovery and USA Networks. Mr. Millet graduated from the University of California at Los Angeles with a Bachelor of Arts in Economics.

         Leslie Klein, age 55, a director of FSDN, has for the past five years been a practicing attorney and principal of Les Klein & Associates, Inc., a law corporation based in Sherman Oaks, California. Mr. Klein is admitted to practice law in the State of California and is a licensed certified public accountant.

Director Compensation

         Directors who are K2 employees receive no additional compensation for their service as directors. Directors not so employed are entitled to receive $25,000 in compensation annually and are entitled to be reimbursed for expenses incurred in connection with meeting attendance. In addition, each of K2's non-employee directors is granted options to acquire 5,000 shares of K2 Common Stock upon their election or reelection to the Board.

Executive Compensation

         The following table sets forth, for the last three completed fiscal years of K2, the total annual compensation paid or accrued by K2 for services in all capacities for the Chief Executive Officer, and those other executive officers (the "Named Executives") who were serving in executive capacities at the end of fiscal 2001 and had aggregate compensation in excess of $100,000.

                                                              Annual Compensation(1)       Long Term Compensation
                                                             ------------------------- ----------------- -------------
                                                                                          Restricted        Option
Name and Principal Position                          Year           Salary ($)           Stock Awards       Awards
-------------------------------------------------- --------- ------------------------- ----------------- -------------
Gary W. Brown, President, Chief                      2001                  192,539(3)                         100,000
   Operating Officer, Secretary                      2000                   151,442          100,000(4)       268,000
   and Chief Financial Officer (2)                   1999                        --                --              --
----------------------------------------------------------------------------------------------------------------------

(1) The value of perquisites and other personal benefits does not exceed 10% of the officer's salary.
(2)  Joined K2 in April 2000 and remains as an officer and director.
(3) Mr. Brown accepted compensation less than provided for in his employment agreement during 2001, and has received no salary since December 31, 2001.
(4) 50,000 shares vested on April 14, 2001 and the remaining 50,000 shares vested on April 14, 2002. Based on the closing price of K2's common stock on April 14, 2000 of $5.00 per share, the fair market value of the restricted stock awards on the date of grant was $500,000.

         Mr. Brown signed an employment contract with K2 that expired on March 31, 2002. The employment contract provided for an annual salary of $225,000 and a discretionary annual bonus in the form of stock options up to a maximum of 100,000 shares of K2's Common Stock per year. Upon joining K2, Mr. Brown also received 100,000 shares of restricted stock and options to purchase up to 263,000 shares of K2's Common Stock, all of which had vested as of April 14, 2002. Pursuant to his employment contract, Mr. Brown is also subject to a non-compete restriction for twelve months after the termination of his employment.

Option Grants in Fiscal 2001

         The following table sets forth individual grants of stock options made under K2's 1996 Stock Incentive Plan (the "1996 Plan") and the 1997 Stock Incentive Plan (the "1997 Plan") during the fiscal year ended December 31, 2001 for the Chief Executive Officer of K2 and each of the Named Executives.

                                Percent of Total         Options Granted to      Exercise or
                             Number of Securities       Employees in Fiscal       Base Price
          Name            Underlying Options Granted          Year(1)               ($/Sh)         Expiration Date
------------------------- --------------------------- ------------------------- --------------- ----------------------
Gary W. Brown                        100,000(2)                 33%                  $0.75            January 2, 2011
----------------------------------------------------------------------------------------------------------------------

(1) Calculated as a percentage of total options granted to all employees under both the 1996 Plan and the 1997 Plan.
(2)  Such options were granted under the 1997 Plan.

         No stock options were granted under the 1996 Plan and 300,000 stock options were granted under the 1997 Plan to all executive officers and directors as a group during the fiscal year ended December 31, 2001. Such options are exercisable at prices per share (reflecting the fair market value on the dates of grant) of $0.75 under the 1997 Plan. None of such options were exercised during fiscal 2001.

Option Exercises and Year-End Option Value Table

         The table set forth below shows the value of unexercised options under the 1996 Plan and the 1997 Plan held on December 31, 2001 by the Chief Executive Officer and each of the Named Executives.


                                                       Number of Securities Underlying        Value of Unexercised
                                                             Unexercised Options at       In-the-Money Options held on
                             Shares                              December 31, 2001          December 31, 2001 ($)(1)
                          Acquired on      Value      ---------------------------------- --------------------------------
Name                        Exercise      Realized       Exercisable     Unexercisable    Exercisable      Unexercisable
------------------------- ------------- ------------- --------------- ------------------ ------------- ------------------
Gary W. Brown                   --            --          268,000(3)         100,000(2)         0                0
-------------------------------------------------------------------------------------------------------------------------

(1) Based on the closing price of K2's Common Stock on December 31, 2001, the last day in fiscal 2001 on which the markets were open for business, which was $0.03.
(2)  Represents grants made under the 1997 Plan.
(3) Represents 246,000 options granted under the 1997 Plan and 22,000 options granted under the 1996 Plan.

Filing Requirements

         K2 believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2001.


                              BENEFICIAL OWNERSHIP

         The following table sets forth information, as of [insert date of earliest D&O questionnaire], as to the beneficial ownership of K2 Common Stock (including shares which may be acquired within 60 days pursuant to stock options) of each director of K2, the Chief Executive Officer of K2, all directors and executive officers as a group and persons known by K2 to beneficially own more than 5% of K2's Common Stock. Except as set forth below, each of the listed persons has sole voting and investment power with respect to the K2 Common Stock beneficially owned by such persons. Except as otherwise indicated, the address of each person included in the table is care of K2, 770 Lexington Avenue, Sixth Floor, New York, New York 10021.

                                        Shares of Common Stock
              Name of Owner               Beneficially Owned                 Percent of Class (1)
 --------------------------------------------------------------------------------------------------------
 Matthew G. de Ganon                                936,993(2)                          18.9

 Douglas E. Cleek                                  430,531(2)(3)                         8.7

 Gary W. Brown                                    1,348,069(4)                          27.2

 David Sklaver                                       15,000(5)                             *

 Fusion Capital Fund II, LLC                          380,485                            7.7

 Kurt A. & Suzanne L. Shore                           263,000                            5.3
 --------------------------------------------------------------------------------------------------------
 All Directors and Executive                      2,300,062(6)                          46.4
    Officers as a group (6 persons)

------------
*Less than one percent.

(1) Does not give effect to: (i) shares held in treasury and (ii) options held by persons other than the persons named above.

(2) Messrs. de Ganon and Cleek resigned from their positions as officers of K2 effective August 1, 2001. Pursuant to a 10-year voting agreement entered into by Messrs. de Ganon, Cleek, David Centner (a former Chief Operating Officer and Director of K2) and Bradley Szollose (a former Secretary and Director of K2), effective July 26, 1996 (the "Voting Agreement"), the voting control over 498,158 shares held by Messrs. Cleek, Centner and Szollose and 6,250 shares underlying presently exercisable stock options held by Mr. Cleek are vested in Mr. de Ganon. Such shares subject to the Voting Agreement must be voted in favor of the election of Mr. de Ganon. In addition, the Voting Agreement grants each party thereto a right of first refusal as to the sale of the others' K2 Common Stock. Messrs. de Ganon, Cleek, Centner and Szollose each disclaim beneficial ownership of those shares with respect to which they are not record owners. Mr. de Ganon's holdings also include 6,250 shares underlying presently exercisable stock options held by him.

(3)  Includes 6,250 shares underlying presently exercisable stock options.

(4) Includes: (i) 136,500 shares underlying presently exercisable stock options; (ii) 131,500 shares underlying options which vested on April 14, 2002, 50,000 shares underlying options which vested on January 2, 2002 and 50,000 shares underlying unvested stock options which will vest on January 2, 2003 and upon the occurrence of certain change of control transactions; and (iii) 50,000 shares of restricted common stock which vested on April 14, 2002. Mr. Brown disclaims beneficial ownership of all shares underlying unexercised and/or unvested options.

(5)  Includes 15,000 shares underlying presently exercisable stock options.

(6) Includes 345,500 shares underlying presently exercisable stock options and 50,000 shares underlying unvested stock options, all of which vest upon the occurrence of certain change of control transactions. Note that 430,531 of the 2,300,062 shares are subject to the Voting Agreement described above and are therefore listed as beneficially owned by both Mr. de Ganon and Mr. Cleek. These shares are counted only once for purposes of the aggregate number of shares of Common Stock beneficially owned by all directors and executive officers as a group.


                             CHANGE IN CONTROL OF K2

         K2 has entered into the Merger Agreement with FSDN, a California corporation, providing for the merger of FSDN with and into Merger Sub on the terms and conditions contained in the Merger Agreement. Upon consummation of the Merger, the shareholders of FSDN will own approximately 91% of the outstanding shares of K2 Common Stock. After the consummation of the Merger, Matthew G.
de Ganon will no longer own a controlling interest in K2


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presentation of management's discussion and analysis of financial condition and results of operations should be read in conjunction with the combined consolidated financial statements, the accompanying notes thereto and other financial information appearing elsewhere in this Information Statement. This section and other parts of this Information Statement contain forward-looking statements that involve risks and uncertainties. The actual results may differ significantly from the results discussed in the forward-looking statements.

Overview

         Founded in 1993, K2 operated as a digital professional services company that, until August 2001, has historically provided consulting and development services, including analysis, planning, systems design, creative and implementation. In August 2001, K2 effectively ceased operations as described below.

         FSDN, successor to First Step Consulting, LLC ("FSC"), was incorporated as Inficom, Inc. on July 25, 2001. On December 24, 2001, the board of directors of Inficom, Inc. approved the merger of FSC into Inficom and changed FSDN's name to First Step Distribution Network, Inc. FSC was established on June 1, 2000 and ceased its existence on December 26, 2001.

         On December 26, 2001, FSC contributed its net assets to FSDN in exchange for 900,000 shares of common stock in FSDN (a conversion rate of 9,000 shares of FSDN for each one percent membership interest in FSC).

         FSDN was initially formed to establish a residual original equipment manufacturer sales and marketing business within the software and hardware personal computer industry and commencing in 2002 effectively changed its business focus to bring new gaming products to market through the use of innovative new technologies and channels.

Results of Operations - K2 Digital

Sale of Assets and Discontinued Operations

         On August 29, 2001, K2 sold certain fixed and intangible assets of K2 to IIS, including certain of K2's customer contracts, furniture, fixtures, equipment and intellectual property, for an aggregate purchase price of $444,000, of which $419,000 was paid in cash and $25,000 of capital lease obligations were assumed by IIS.

         Under the terms of the Purchase Agreement, IIS assumed K2's office lease obligations, took up occupancy in K2's premises and made offers of employment to substantially all of the remaining employees of K2, which offers have been accepted.

         In addition to the purchase price and as consideration of K2's release of certain employees from the non-competition restrictions contained in their agreements with K2, K2 received from IIS at closing a recruitment and placement fee of $75,000. In addition, the Purchase Agreement provided for K2 to receive from IIS an additional placement fee of $7,500 per key employee and $2,500 per other employee that remained employed by IIS through December 31, 2001. This additional contingent placement fee was to be paid by IIS in cash in five monthly installments beginning August 31, 2001, pro rated monthly for the number of employees retained. As of December 31, 2001, $31,000 of these contingent fees had been paid to K2 and $36,500 due to K2 remains unpaid by IIS. Collection of the amounts due is uncertain.

         Under the Purchase Agreement, K2 also received from IIS a cash fee of $50,000 in return for entering into certain noncompetition provisions contained in the Purchase Agreement, which provide that K2 will not, for a period of five years, (i) engage in any business of substantially the same character as the business engaged in by K2 prior to the transaction, (ii) solicit for employment any employee of IIS (including former employees of K2), or (iii) solicit any client or customer of IIS (including any customer transferred to IIS under the Purchase Agreement) to do business with K2.

         Accordingly, the aggregate cash consideration delivered to K2 at closing was $544,000, of which approximately $258,000 was paid directly to K2 Holdings LLC, an affiliate of SGI, K2's principal secured creditor, in order to release SGI's security interest in the assets of K2.

         Subsequent to the sale of assets to IIS, K2 effectively ceased operations and has been in the process of liquidating assets, collecting accounts receivable and paying creditors. K2 does not have any ongoing business operations or any remaining revenue sources beyond those few remaining receivables not purchased by IIS and not yet collected by K2. Accordingly, K2's remaining operations will be limited to either the sale of K2 or the winding up of K2's remaining business and operations, subject, in either case, to the approval of the stockholders of K2. The proceeds from the sale of assets plus the additional payment due from IIS (collection of the which is uncertain), together with assets not sold to IIS may not be sufficient to repay substantially all remaining liabilities of K2. K2 has entered into negotiations with certain creditors to settle specific obligations for amounts less than reflected in the financial statements reported herein. If these negotiations are unsuccessful, there will not be sufficient cash to repay all of the obligations of K2.

General

         Revenues are recognized on a percentage-of-completion basis. Provisions for any estimated losses on incomplete projects are made in the period in which such losses are determinable. A portion of K2's revenues has been generated on a fixed fee or cap fee basis, as well as on an hourly bill rate basis.

Revenues

         Net revenue represents gross revenue minus media pass through costs and reimbursable expenses. Net revenue for the year ended December 31, 2001 was $1,999,407 that was realized during the first seven months of 2001 prior to the sale of assets to IIS and termination of K2's operations effective August 2001. K2 had net revenues of $5,162,213 for the full year ended December 31, 2000.

Results of Operations - FSDN

         FSDN is a development stage company which has had limited operations to date. A comparison of the operating results for the period ended December 31, 2000 and the year ended December 31, 2001 would not be meaningful.

         FSDN has incurred operating losses aggregating approximately $308,000 since inception and, as of March 31, 2002, had a working capital deficiency of approximately $220,000, approximately $14,000 cash and a stockholders' deficiency of approximately $45,000. These factors, among others, indicate that FSDN may be unable to continue operations as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classifications of assets and liabilities which could result should FSDN be unable to continue as a going concern.

         Selling, general and administrative expenses were $_____ for the year ended December 31, 2001, compared to $______ for the prior period, an increase of $__________. The increase is principally for legal and accounting services in connection with the proposed Merger.

         Net loss for the year ended December 31, 2001 was $109,160 compared to $6,715 for the period ended December 31, 2000. The increased loss was the result of the increased expenses discussed above.

Continuing Operations, Liquidity and Capital Resources - K2

         Subsequent to the sale of assets to IIS, K2 effectively ceased operations and has been in the process of liquidating assets, collecting accounts receivable and paying creditors. K2 does not have any ongoing business operations or revenue sources beyond those assets not purchased by IIS. Accordingly, K2's remaining operations will be limited to either the sale of K2 or the winding up of K2's remaining business and operations, subject, in either case, to the approval of the stockholders of K2. The proceeds from the sale of assets plus the additional contingent payments from IIS, together with assets not sold to IIS may not be sufficient to repay substantially all of the liabilities of K2. K2 has entered into negotiations with certain creditors to settle specific obligations for amounts less than reflected in the financial statements reported herein. If these negotiations are unsuccessful, there will not be sufficient cash to repay all of the obligations of K2.

         The Board of Directors of K2 has determined that, subject to stockholder approval, the best course of action for K2 is to complete a business combination with a third party with an existing business. On January 15, 2002, K2 entered into the Merger Agreement described above. Under the terms of the Merger Agreement, K2 intends to acquire FSDN by means of a triangular merger, pursuant to which a subsidiary of K2 will merge with and into FSDN in a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986.

         As a condition to the Merger, K2 is required to implement the Reverse Stock Split described above. The implementation of the Reverse Stock Split is subject to the approval of the stockholders of K2. The Board of Directors of K2 has approved the Reverse Stock Split and is submitting the Reverse Stock Split to the stockholders of K2 for your approval.

         In the event that the transactions contemplated by the Merger Agreement are not consummated for any reason, K2's remaining assets will not be sufficient to meet its ongoing liabilities and K2's remaining operations will be wound up subject to the approval of the stockholders of K2. The anticipated closing date for the Merger has been postponed due to delays in FSDN's ability to secure the financing for the transaction that is required pursuant to the terms and conditions of the Merger Agreement, as well as delays in the preparation and finalization of the requisite financial and other information about FSDN that is included in this Information Statement. K2 has been informed by representatives of FSDN that FSDN has succeeded in securing the necessary financing and financial statements and that FSDN expects to be able to consummate the Merger, subject to your approval.

         K2's December 31, 2001 financial statements contain an opinion disclosing that those statements have been prepared on a going concern basis, and that the ability of K2 to continue as a going concern is dependent on various factors, including the ability to raise additional debt or equity financing.

         K2 expects to keep its expenses at a minimum after the Merger until it commences significant income producing operations. K2's expenses after the Merger will consist primarily of salaries, occupancy costs, corporate expenses associated with its SEC and related reporting requirements and similar expenses.

         K2 does not presently have the funds necessary to meet its expected ongoing expenses. K2 intends to obtain additional funds from borrowings, the sale of K2 Common Stock, the sale of its equipment or other sources until it earns operating revenues. Management's plans include a proposed merger with a publicly traded "shell" company (K2) which would result in K2's assets and liabilities being assumed by that entity. If K2 is unsuccessful in completing the Merger, management's alternative plan includes a further search for a similar business combination or strategic alliance. K2 is currently not in discussions with any other entity other than FSDN. There is no assurance that this transaction or management's alternative plan will be realized.

Liquidity and Capital Resources; Plan of Operation - FSDN

         FSDN's working capital has been provided from shareholder loans, equity placements and operations. For the period June 1, 2000 to March 31, 2002 FSDN has raised $__________.

         As a result of the transactions contemplated in the Merger Agreement, FSDN will require additional cash for operations. Neither FSDN nor K2 presently has any material commitment for the purchase of equipment or other fixed assets. FSDN currently does not expect to hire a significant number of employees (other than as described above) or acquire or sell plant or equipment during the next 12 months.

         FSDN received a $350,000 bridge loan from Digital.Com, Inc. in April 2002, bearing interest at 10% per annum and due one year thereafter or on the closing of a securities offering for more than $___________. The Merger Agreement requires FSDN to secure additional funding of at least $3,000,000 within 90 days. This requirement is expected to be fulfilled through a subsequent merger with Digital.com, Inc.


Factors Affecting Operating Results and Market Price of Stock

K2 has effectively discontinued its operations

         In August 2001, K2 sold certain fixed and intangible assets essential to its business operations and entered into a purchase agreement containing provisions restricting K2's ability to continue to engage in the business engaged in by K2 prior to the transaction. Accordingly, K2's remaining operations have been limited to liquidating assets, collecting accounts receivable, paying creditors, and negotiating and structuring the transactions contemplated by the Merger Agreement or the winding up of K2's remaining business and operations, subject, in either case, to the approval of the stockholders of K2.

K2's stock has been delisted from the Nasdaq SmallCap Market

         K2's common stock was delisted from the Nasdaq SmallCap Market effective August 15, 2001 and currently trades in the over-the-counter market. On March 13, 2001, the Staff of the Nasdaq Stock Market notified K2 that it had failed to demonstrate a closing bid price of at least $1.00 per share for 30 consecutive trading days and was in violation of Nasdaq Marketplace Rule 4310(c)(4). In accordance with applicable Nasdaq Marketplace rules, K2 was provided a 90-day grace period, through June 11, 2001, during which to regain compliance. On June 20, 2001, K2 requested a hearing, which effectively stayed the delisting. However, after submission of materials in support of K2's position to the Panel, the Panel decided to delist K2's Common Stock from the Nasdaq SmallCap Market as of the open of business on August 15, 2001. The delisting of K2's common stock from the Nasdaq SmallCap Market is likely to materially and adversely decrease the already limited liquidity and market price of the common stock, and may increase both volatility and the "spread" between bid and asked prices of the common stock.

Lack Of Liquidity

         EACH OF K2 AND FSDN CONTINUES TO EXPERIENCE SEVERE CASH FLOW PROBLEMS RESULTING FROM THE DISCONTINUANCE OF K2'S BUSINESS AND LACK OF SIGNIFICANT REVENUES FOR FSDN, WHICH IS IN THE DEVELOPMENT STAGE. FURTHER, K2'S INDEPENDENT AUDITORS HAVE INCLUDED A PARAGRAPH IN THEIR OPINION WHICH INDICATES THAT, BASED ON RECENT OPERATING LOSSES, ALONG WITH EXISTING WORKING CAPITAL AND ACCUMULATED DEFICITS, THERE IS SUBSTANTIAL DOUBT ABOUT K2'S ABILITY TO CONTINUE AS A GOING CONCERN.

Each of K2 and FSDN has a history of losses and may experience future losses.

         K2 has incurred net losses of $5,139,334 and $1,925,543 for the years ended December, 2001 and 2000, respectively and a loss of $65,092 for the three months ended March 31, 2002. As of August 2001 K2 effectively ceased operations. FSDN incurred a loss of $6,715 for the fiscal year ended December 31, 2000, a $89,324 loss for the year ended December 31, 2001 and a $161,078 loss for the three months ended March 31, 2002. These losses are primarily attributable to sales levels insufficient to meet the costs associated with the development and marketing of new products and discontinuance of operations. There can be no assurance that the combined company will generate sufficient revenues to meet expenses or to operate profitably in the future. These losses present a significant risk to stockholders. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations, which would have a material adverse effect on our business, financial condition and results of operation and the price of K2 Common Stock. In addition, if we cannot achieve sustained profitability we will be forced to sell all or part of our business, liquidate or seek to reorganize.

FSDN is engaged in a highly competitive business.

         The market for electronic games is extremely competitive. In most of the markets in which we will compete our competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than we do. Competition could become even more intense if new companies enter the market or if our existing competitors expand their product lines. We intend to compete on the basis of product features and capabilities, performance and price. An increase in competition could have an adverse effect on our operating results, both in terms of lost market share and revenues and required investments in research and development and sales and marketing in order to remain competitive. There can be no assurance that we will be able to make technological advances or that we will have sufficient resources to fund the necessary research and development, marketing and sales efforts that will enable us to profitably compete in our markets.

         The combined entity will need to seek additional capital to fulfill our business plan.

         At March 31, 2002, FSDN had a cash balance of $14,250. During the first fiscal quarter, working capital deficit increased from $118,000 at December 31, 2001 to $220,000 at March 31, 2002.

         As of the date of this Information Statement, FSDN and K2 combined have approximately $16,273 in cash and $0 in accounts receivable. FSDN is in various stages of negotiation with several large potential customers as well as potential sources of financing. Neither K2 nor FSDN can offer any assurance as to the outcome of these negotiations.

K2 outstanding shares may be diluted.

         The combined effect of the Merger and Reverse Stock Split will result in dilution to each K2 stockholder's percentage ownership interest in K2 and could adversely affect the market price of the K2 Common Stock following the Merger.

         On March 31, 2002, there were issued and outstanding a total of 4,982,699 shares of K2 Common Stock, which after giving effect to the Reverse Stock Split, will be reduced to 1,660,900 shares. There would be issuable approximately 15,778,550 additional shares of K2 Common Stock in the Merger to the FSDN shareholders. The sale or availability for sale of a significant number of shares of K2 Common Stock in the public market could adversely affect the market price of the K2 Common Stock. The availability to K2 of additional equity financing, and the terms of any such financing, may also be adversely affected by the foregoing. K2 currently has 25,000,000 authorized shares of K2 Common Stock and 1,000,000 shares of preferred stock, none issued and outstanding.

Insiders own a substantial number of our shares and could limit your ability to influence the outcome of key transactions, including a change of control

         As of March 31, 2002 our executive officers, directors and entities affiliated with them beneficially owned, in the aggregate, approximately 46.4% of our outstanding K2 Common Stock. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Other factors and events of September 11, 2001

         K2 and FSDN further caution that the factors referred to above and those referred to as part of particular forward looking statements may not be exhaustive, and that new risk factors emerge from time to time. Further, the independent auditors of K2 and FSDN have included a paragraph in their opinions which indicates that, based on recent operating losses, along with existing working capital and accumulated deficits, there is substantial doubt about the ability to continue as a going concern. Neither K2 nor FSDN undertakes to update any forward looking statements it may make or has made on its behalf to reflect changes in its expectations or assumptions or the risks and uncertainties referred to. The events of September 11, 2001 resulted in delayed buying decisions and changes to capital spending plans of many of our potential customers. We hope that this phenomenon is short-term and most of the business affected was not necessarily lost but deferred. Coupled with the general economic slow-down, there can be no assurance of this, however.

                              FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Condensed Financial Statements of K2 Digital, Inc. and First Step Distribution Network, Inc.

         On January 15, 2002, K2 Digital, Inc. ("K2") entered into an Agreement and Plan of Merger with First Step Distribution Network, Inc. ("FSDN") whereby FSDN will merge with and into First Step Acquisition Corp., a wholly-owned subsidiary of K2, with FSDN being the surviving corporation and existing as a wholly-owned subsidiary of K2. Under the terms of the merger agreement, the outstanding common shares of FSDN will be converted into common shares of K2 under an exchange ratio that will result in the former shareholders of FSDN holding approximately 91% or 16,793,530 of the outstanding shares of K2 immediately after the effective time of the merger.

         As the former shareholders of FSDN will control K2 after the transaction, the proposed merger will be accounted for as a reverse acquisition under which, for accounting purposes, FSDN is deemed to be the acquirer and K2 is deemed to be the acquired entity. Under these accounting principles, the post-merger company financial statements will represent FSDN on a historical basis consolidated with the results of operations of K2 from the effective date of the merger. Since the merger is expected to be accounted for as a reverse acquisition with a shell company, no goodwill is expected to be recorded.

         The accompanying unaudited pro forma combined condensed balance sheet at March 31, 2002 gives effect to the Merger as if it occurred on March 31, 2002. The accompanying unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001 gives effect to the Merger as if it had occurred on January 1, 2002 and January 1, 2001, respectively.

         The unaudited pro forma combined condensed balance sheet at March 31, 2002 was prepared based upon the unaudited historical balance sheets of K2 and FSDN. The unaudited pro forma combined statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001 were prepared based upon the unaudited and audited, respectively, historical statements of operations of K2 and FSDN.

         The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of K2 and FSDN. Certain amounts in the FSDN financial statements have been reclassified to conform to the K2 presentation.

         The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have been occurred had the Merger and the above-described merger transactions of K2 and FSDN occurred. All information contained herein should be read in conjunction with the financial statements and the notes thereto of and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in K2's annual report filed on Form 10-KSB for the year ended December 31, 2001 and the quarterly report filed on Form 10-QSB for the three-month period ended March 31, 2002, which have been incorporated by reference.

                                 K2 DIGITAL, INC
              Unaudited Pro Forma Combined Condensed Balance Sheet

                                                                      As of March 31, 2002
                                                       -------------------------------------------------
                                                             Historical
                                                                    First Step                 Pro Forma
                                                       K2 Digital, Distribution   Pro Forma     Combined
                                                           Inc.    Network, Inc. Adjustments    Company
CURRENT ASSETS:
   Cash                                                $     2,023  $    14,250  $        -    $   16,273
   Due from stockholders                                                 22,651                    22,651
   Interest receivable - stockholder                                      6,437                     6,437
   Investment in available-for-sale securities              25,300                                 25,300
   Other                                                                  1,500                     1,500
                                                       ----------- ------------  ----------    ----------

    Total current assets                                    27,323       44,838                    72,161
                                                       ----------- ------------  ----------    ----------

PROPERTY AND EQUIPMENT, net                                               7,905                     7,905
                                                       ----------- ------------  ----------    ----------

OTHER ASSETS
     Investment                                                           1,500                     1,500
     Loans receivable - stockholders                                    165,570                   165,570
                                                       ----------- ------------  ----------    ----------
                                                                        167,070                   167,070
                                                       ----------- ------------  ----------    ----------

                                                       $    27,323 $    219,813  $        -    $  247,136
                                                       =========== ============  ==========    ==========

CURRENT LIABILITIES:
   Accounts payable                                    $   141,846       53,853  $        -    $  195,699
   Accrued expenses and other current liabilities           89,115            -                    89,115
   Notes payable, net                                                   192,026                   192,026
   Due to stockholder                                                    14,602                    14,602
   Other current liabilities                                              4,000                     4,000
                                                       ----------- ------------  ----------    ----------

    Total current liabilities                              230,961      264,481                   495,442
                                                       ----------- ------------  ----------    ----------

COMMITMENTS  AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
   Preferred Stock, $0.01 par value, authorized
   1,000,000 shares issued and outstanding nil
   shares
   Common Stock:
   K2 Digital, Inc. -  $0.01 par value 25,000,000
   shares authorized 5,400,116 shares issued and
   4,982,699 shares outstanding (historical);               54,001                  (36,001)a     185,935
   1,800,039 and 1,660,900 (post reverse stock split);
   18,593,569 and 18,454,430 (post merger)                                          167,935b
   FSDN - no par value, 25,000,000 shares authorized
   950,000 shares issued and outstanding (historical)                   158,750    (158,750)b
   Treasury stock, 417,417 shares (historical); 139,      (819,296)                              (819,296)
   139 shares (post reverse stock split), at cost
   Additional paid-in capital                            8,313,410      104,316      36,001a      702,644
                                                                                 (7,741,898)c
                                                                                     (9,185)b
   Deferred compensation                                    (9,855)                                (9,855)
   Accumulated deficit                                  (7,741,898)    (307,734)  7,741,898c     (307,734)
                                                       ----------- ------------  ----------    ----------
        Total stockholders' deficit                       (203,638)     (44,668)                 (248,306)
                                                       ----------- ------------  ----------    ----------

                                                       $    27,323 $    219,813  $        -    $  247,136
                                                       =========== ============  ==========    ==========

                                K2 DIGITAL, INC.
         Unaudited Pro Forma Combined Condensed Statements of Operations


                                            For Three Months Ended March 31, 2002
                             -------------------------------------------------------------------
                                       Historical

                                  K2          First Step                             Pro Forma
                                Digital      Distribution           Pro Forma         Combined
                                 Inc.        Network, Inc.         Adjustments        Company
                             ------------    ------------          ------------     ------------
REVENUES                     $       --      $        --           $         --     $         --
                             ------------    ------------          ------------     ------------

GENERAL AND ADMINISTRATIVE
EXPENSES                           65,092         161,078                                226,170
                             ------------    ------------          ------------     ------------

LOSS FROM OPERATIONS              (65,092)       (161,078)                              (226,170)

OTHER EXPENSE                                     (30,781)                               (30,781)
                             ------------    ------------          ------------     ------------

NET LOSS                          (65,092)   $   (191,859)         $         --     $   (256,951)
                             ============    ============          ============     ============

BASIC AND DILUTED LOSS PER
COMMON SHARE                        (0.01)   $      (0.21)                          $      (0.01)
                             ============    ============                           ============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING       4,972,283         905,000                             17,658,947
                             ============    ============                           ============

                                K2 DIGITAL, INC.
         Unaudited Pro Forma Combined Condensed Statements of Operations

                                               For Year Ended December 31, 2001
                             -------------------------------------------------------------------
                                       Historical

                                  K2          First Step                             Pro Forma
                                Digital      Distribution             Pro Forma       Combined
                                 Inc.        Network, Inc.           Adjustments      Company
                             ------------    ------------            ----------     ------------

REVENUES                     $       --      $    242,321          $         --     $    242,321
                             ------------    ------------          ------------     ------------

GENERAL AND ADMINISTRATIVE
EXPENSES                          570,459         331,645                    --          902,104
                             ------------    ------------          ------------     ------------


IMPAIRMENT OF
AVAILABLE-FOR-SALE SECURITES    1,412,747             --                               1,412,747
                             ------------    ------------          ------------     ------------



LOSS FROM CONTINUING
OPERATIONS                     (1,983,206)        (89,324)                            (2,072,530)
                             ------------    ------------          ------------     ------------


DISCONTINUED OPERATIONS
LOSS FROM OPERATIONS           (3,374,238)                            3,374,238
 GAIN ON DISPOSAL                 218,110                              (218,110)d
                             ------------    ------------          ------------     ------------

                               (3,156,128)                            3,156,128
                             ------------    ------------          ------------     ------------

OTHER EXPENSE                                     (19,836)                               (19,836)
                             ------------    ------------          ------------     ------------


NET INCOME (LOSS)            $ (5,139,334)   $   (109,160)         $       --           $  3,156,128     $ (2,092,366)
                             ============    ============          ============         ============     ============

BASIC AND DILUTED LOSS PER
COMMON SHARE                 $      (1.16)   $      (0.12)         $       --                            $      (0.12)
                             ============    ============          ============                          ============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING       4,440,836         881,250                  --                              17,058,488
                             ============    ============          ============                          ============

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

OTHER PRO FORMA ADJUSTMENTS

         The unaudited pro forma combined condensed financial statements of K2 and FSDN reflect pro forma adjustments for certain transaction that are required as a condition to the Merger, as if such transactions had occurred as at March 31, 2002 for purposes of the unaudited pro forma combined condensed balance sheet and at January 1, 2002 and January 1, 2001 for purposes of the unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively. A summary of these transactions is as follows:

         Prior to the Merger, K2 expects to effectuate a three (3) to one (1) Reverse Split of its stock to be able to issue shares of stock under its authorization in the articles of incorporation. The Reverse Split will be voted on along with the Merger, as further described in the Information Statement. The Reverse Split, and its result on earnings per share available to common stockholders, is reflected in the "Pro Forma Adjustments" column.

K2 TRANSACTION:

     (a) Reflects reverse stock split in 3:1 ratio, reducing shares issued from 5,400,116 to 1,800,039, as follows:

                Liabilities and stockholders' deficit:
                 Reduction of par value for stock split     (36,001)
                 Increase to additional paid-in capital      36,001


MERGER PRO FORMA TRANSACTIONS

"Pro Forma Adjustments" to the unaudited combined condensed balance sheet at March 31, 2002 are as follows:

     (b) Reflects the issuance by K2 of 16.8 million shares of K2 common stock to FSDN, in exchange for 100% of the outstanding common stock of FSDN.
     (c) Reflects the elimination of K2's historical accumulated deficit; the historical accumulated deficit of FSDN has been carried forward and the remaining equity accounts of FSDN have been reclassified to reflect the par value of the K2 stock issued with any differences reflected as additional paid-in capital.

"Pro Forma Adjustments" to the unaudited combined condensed statements of operations for the three months ended March 31, 2002 and year ended December 31, 2001 are as follows:

     (d)  Represents the elimination of discontinued operations

Unaudited pro forma combined basic and diluted share information of K2 and FSDN and earnings per share for the three months ended March 31, 2002 and the year ended December 31, 2001 are as follows:


                                                                Three Months Ended         Year Ended
                                                                  March 31, 2002         December 31, 2001
K2 historical weighted average shares outstanding                    4,972,283                4,440,836

Adjusted for pro forma 3:1 reverse split                            Divided by 3             Divided by 3

K2 pro forma weighted average shares outstanding                     1,660,900                1,480,279


FSDN historical weighted average shares outstanding                    905,000                  881,250

Increase in weighted average common stock outstanding
   to account for the K2 stock given in the merger at
   the share conversion number of 17.6774 for FSDN
   common stock                                                     15,093,047               14,696,959


FSDN pro forma weighted average shares outstanding,
as converted                                                        15,998,047               15,578,209

Pro forma combined weighted average shares outstanding              17,658,947               17,058,488

K2 Digital Inc., Consolidated Financial Statements

         K2's consolidated financial statements for the last two fiscal years and for the first quarter of 2002 are incorporated by reference to K2's annual report on Form 10-KSB/A, filed on May 31, 2002, which may be located at www.sec.gov/Archives/edgar/data/1009624/000112528202001884/
0001125282-02-001884.txt and to K2's quarterly report on Form 10-QSB/A, filed on June 28, 2002, which may be located at www.sec.gov/Archives/edgar/data/1009624/ 000112528202002124/0001125282-02-002124.txt.

First Step Distribution Network, Inc. Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
First Step Distribution Network, Inc.
(Successor to First Step Consulting, LLC)

         We have audited the accompanying balance sheet of First Step Distribution Network, Inc. (successor to First Step Consulting, LLC) ("FSDN") as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 2001 and the period June 1, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of FSDN's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Step Distribution Network, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year ended December 31, 2001 and the period June 1, 2000 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that FSDN will continue as a going concern. As discussed in Note 6 to the financial statements, FSDN has incurred operating losses since inception and, as of December 31, 2001, had a significant working capital deficiency and no cash. These conditions raise substantial doubt about FSDN's ability to continue as a going concern. Management's plans regarding those matters also are described in
Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   /s/    ROTHSTEIN, KASS & COMPANY, P.C.


         Beverly Hills, California
         March 29, 2002

                      FIRST STEP DISTRIBUTION NETWORK, INC.
                    (Successor to First Step Consulting, LLC)
                                 BALANCE SHEETS


                                                                    March 31, 2002  December
                                                                     (unaudited)    31, 2001
ASSETS

Current assets
   Cash                                                               $  14,250      $    --
   Due from stockholder                                                  22,651          5,717
   Interest receivable - stockholders                                     6,437          3,655
   Other                                                                  1,500
                                                                      ---------      ---------
   Total current assets                                                  44,838          9,372
                                                                      ---------      ---------
Property and equipment                                                    7,905
                                                                      ---------      ---------

Other assets
   Investment                                                             1,500          1,500
   Loans receivable - stockholders                                      165,570        165,570
                                                                      ---------      ---------
                                                                        167,070        167,070
                                                                      ---------      ---------
                                                                      $ 219,813      $ 176,442
                                                                      ---------      ---------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Cash overdraft                                                     $    --        $     918
   Due to stockholder                                                    14,602         14,602
   Accounts payable and accrued expenses                                 53,853         29,604
   Customer advances                                                      4,000          4,000
   Notes payable, net                                                   192,026         77,785
                                                                      ---------      ---------
   Total current liabilities                                            264,481        126,909
                                                                      ---------      ---------

Commitment and contingencies

Stockholders' equity (deficit)
   Common stock, no par value 25,000,000 shares authorized;
   950,000 and 900,000 shares issued and outstanding at March 31,
   2002 (unaudited) and at December 31, 2001, respectively              158,750        108,750
   Additional paid-in capital                                           104,316         56,658
   Accumulated deficit                                                 (307,734)      (115,875)
                                                                      ---------      ---------
   Total stockholders' equity (deficit)                                 (44,668)        49,533
                                                                      ---------      ---------
                                                                      $ 219,813      $ 176,442
                                                                      ---------      ---------

                      FIRST STEP DISTRIBUTION NETWORK, INC.
                    (Successor to First Step Consulting, LLC)
                            STATEMENTS OF OPERATIONS


                                   Three months    Three months                 June 1, 2000
                                       ended           ended       Year ended  (inception) to
                                  March 31, 2002  March 31, 2001  December 31,   December 31,
                                    (unaudited)    (unaudited)       2001           2000
                                     ---------      ---------      ---------      ---------
Consulting revenue                   $    --        $  85,500      $ 242,321      $ 124,948
                                     ---------      ---------      ---------      ---------


Expenses
Compensation - stockholders             59,500         63,884         89,624        101,250
Consultants                             29,300          6,300         52,900         12,650
Organization cost                       10,000                        43,786
Commissions                             15,050         13,600         39,750            833
Rent                                     6,000          7,100         34,100
Travel                                                    800         23,764          1,750
Professional fees                       36,661
Other                                    4,567          1,669         47,721         15,180
                                     ---------      ---------      ---------      ---------
                                       161,078         93,353        331,645        131,663
                                     ---------      ---------      ---------      ---------
Loss from operations                  (161,078)        (7,853)       (89,324)        (6,715)
                                     ---------      ---------      ---------      ---------

Other income (expense)
Interest income                          2,782                         3,655
Interest expense                       (33,563)                      (23,491)
                                     ---------      ---------      ---------      ---------

                                       (30,781)                      (19,836)
                                     ---------      ---------      ---------      ---------

Net loss                             $(191,859)     $  (7,853)     $(109,160)     $  (6,715)
                                     ---------      ---------      ---------      ---------

Weighted average common shares
outstanding, basic and diluted         905,000        850,000        881,250        850,000
                                     ---------      ---------      ---------      ---------
Loss per common share, basic and
diluted                              $   (0.21)     $   (0.01)     $   (0.12)     $   (0.01)
                                     ---------      ---------      ---------      ---------

                     FIRST STEP DISTRIBUTION NETWORK, INC.
                   (Successor to First Step Consulting, LLC)
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                        Common Stock
                                                  ------------------------      Additional      Accumulated
                                                   Shares         Amount      Paid-in Capital     Deficit
                                                  ---------      ---------    ---------------   -----------
Balances, June 1, 2000 (inception)                     --        $    --         $    --         $    --
Intellectual capital contributions and
stockholders' services contributed                  850,000          8,750
Net loss                                                                                            (6,715)
                                                  ---------      ---------       ---------       ---------
Balances, December 31, 2000                                                                         (6,715)
Issuance of common stock                             50,000        100,000
Issuance of options                                                                 56,658
Net loss                                                                                          (109,160)
Balances, December 31, 2001                         900,000        108,750          56,658        (115,875)
Issuance of common stock (unaudited)                 50,000         50,000
Issuance of options (unaudited)                                                     47,658
Net loss (unaudited)                                                                              (191,859)
                                                  ---------      ---------       ---------       ---------
Balances, March 31, 2002 (unaudited)                950,000      $ 158,750       $ 104,316       $(307,734)
                                                  ---------      ---------       ---------       ---------


                      FIRST STEP DISTRIBUTION NETWORK, INC.
                    (Successor to First Step Consulting, LLC)
                            STATEMENTS OF CASH FLOWS

                                                  Three months    Three months                   June 1, 2000
                                                   ended March     ended March     Year ended   (inception) to
                                                    31, 2002        31, 2001       December 31,  December 31,
                                                   (unaudited)     (unaudited)       2001           2000
                                                  --------------   -------------  ------------- -------------
Cash flows from operating activities
 Net loss                                            $(191,859)     $  (7,853)     $(109,160)     $  (6,715)
 Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
     Noncash interest                                   26,899                        19,443
     Stockholders' services contributed                                                               8,750
     Investment received in consideration for                                                        (1,500)
     services
     Changes in operating assets and liabilities:
          Accounts receivable                                                          3,463         (3,463)
          Due from stockholder                         (16,934)                       (4,105)        (1,612)
     Interest receivable - stockholders                 (2,782)                       (3,655)
     Other                                              (1,500)
     Cash overdraft                                       (918)         2,019            918
     Due to stockholder                                                               14,602
     Accounts payable and accrued expenses              24,249                        24,230          5,374
     Customer advances                                                                 4,000
                                                     ---------      ---------      ---------      ---------

Net cash provided by (used in) operating
activities                                            (162,845)        (5,834)       (50,264)           834
                                                     ---------      ---------      ---------      ---------

Cash flows from investing activities
     Loans to stockholders                                                          (165,570)
     Purchases of property and equipment                (7,905)
                                                     ---------      ---------      ---------      ---------

Net cash used in investing activities                   (7,905)                     (165,570)
Cash flows from financing activities
     Proceeds from issuance of common stock             50,000                       100,000
     Proceeds from notes payable and options           135,000          5,000        115,000
                                                     ---------      ---------      ---------      ---------
Net cash provided by financing activities              185,000          5,000        215,000
                                                     ---------      ---------      ---------      ---------
Net increase (decrease) in cash                         14,250           (834)          (834)           834
Cash, beginning of period                                                 834            834
                                                     ---------      ---------      ---------      ---------
Cash, end of period                                  $  14,250      $    --        $    --        $     834
                                                     ---------      ---------      ---------      ---------

                      FIRST STEP DISTRIBUTION NETWORK, INC.
                    (Successor to First Step Consulting, LLC)
                          NOTES TO FINANCIAL STATEMENTS
  (Information for the three months ended March 31, 2002 and 2001 is unaudited)

1.       Nature of operations and summary of significant accounting policies

Nature of Operations

         First Step Distribution Network, Inc. (FSDN), successor to First Step Consulting, LLC (FSC), was incorporated as Inficom, Inc. on July 25, 2001. On December 24, 2001, the board of directors of Inficom, Inc. approved the merger of FSC into Inficom and changed FSDN's name to First Step Distribution Network, Inc. FSC was established on June 1, 2000 and ceased its existence on December 26, 2001.

         On December 26, 2001, FSC contributed its net assets to FSDN in exchange for 900,000 shares of common stock in FSDN (a conversion rate of 9,000 shares of FSDN for each one percent membership interest in FSC). The contribution of FSC has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests.

         FSDN was formed to establish a residual original equipment manufacturer sales and marketing business within the software and hardware personal computer industry. FSDN engineers business models that increase real and perceived value, both business-to-business and business-to-consumer, between all types of businesses. FSDN assists hi-tech companies within the computer, electronic, internet and digital entertainment arenas in the areas of licensing, distribution, strategic partnerships, business development, sales, marketing, business models and strategies, financial strategies, venture capitalization and initial public offering preparation. It also provides sales staff training in account infiltration, account sales, contract negotiations and account management.

Basis of Presentation

         The accompanying financial statements have been restated to include the accounts of previously separate entities which have been combined. Additionally, certain amounts in the 2001 financial statements have been reclassified to conform to the March 31, 2002 (unaudited) presentation.

Property and Equipment (unaudited)

         Property and equipment is stated at cost. Since assets were purchased at the end of March 2002, no depreciation was taken. FSDN will provide for depreciation using the straight-line method over the estimated useful life, ranging from 5 to 7 years.

Investment

         FSDN received shares in a closely-held company in consideration for services provided. Since the shares are not readily marketable, the board of directors initially valued the investment at the estimated value of services rendered. Thereafter, the investment is being accounted for on the cost method.

Revenue Recognition

         FSDN recognizes revenue when it is earned based on the terms of each customer contract.

Fair Value of Financial Instruments

         The fair values of FSDN's assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Values of Financial Instruments," approximate their carrying amounts presented in the accompanying balance sheets at March 31, 2002 (unaudited) and December 31, 2001.

Loss per Common Share

         Loss per common share is computed based on the weighted average number of common shares outstanding.

         FSDN complies with SFAS No. 128, "Earnings Per Share," which requires dual presentation of basic and diluted earnings per share. Basic earnings (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average common shares outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding options and convertible debt is antidilutive, they have been excluded from FSDN's computation of net loss per common share. Therefore, basic and diluted loss per common share were the same for the three months ended March 31, 2002 and 2001(unaudited), the year ended December 31, 2001 and the period June 1, 2000 (inception) to December 31, 2000.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts disclosed in the financial statements. Actual results may differ from those estimates.

Income Taxes

         FSDN complies with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

2.       Notes payable

         At March 31, 2002 (unaudited) and December 31, 2001, notes payable consist of the following:

                                                                                                 March 31,         December 31,
                                                                                                    2002               2001
                                                                                                (unaudited)
                                                                                            ------------------  ------------------
Note payable - Brian C. Lysaght, interest at 5% per annum, due November 6, 2002 (a)         $         100,000   $          50,000

Note payable - James Quigley, due February 5, 2002, loan fee of $2,000 and interest
at 13% per annum after due date, collateralized by certain assets of the Company (b)                   20,000              20,000

Note payable - James Quigley, due June 10, 2002, loan fee of $2,000 and interest
at 13% per annum after due date, collateralized by certain assets of the Company                       20,000

Note payable - John Keller, due February 5, 2002, loan fee of $2,000 and interest at
13% per annum after due date, collateralized by certain assets of the Company                          20,000              20,000

Note payable - John Keller, due June 10, 2002, loan fee of $2,000 and interest at
13% per annum after due date, collateralized by certain assets of the Company                          20,000

Note payable - Daniel Keller, due February 5, 2002, loan fee of $1,000 and interest
at 13% per annum after due date, collateralized by certain assets of the Company (b)                   10,000              10,000

Note payable - Robert Millet, interest at 10% per annum, due June 5, 2002                               7,500               7,500

Note payable - Winston Millet, interest at 10% per annum, due September 21, 2002                        7,500               7,500

Note payable - Linda Corso, interest at 10% per annum, due May 11, 2002                                25,000

Note payable - Don Sweda, interest at 10% per annum, due June 10, 2002 (c)                             10,000

Note payable - Neil Malow, interest at 10% per annum, due June 8, 2002 (b)                             10,000
                                                                                            ------------------  ------------------
                                                                                                      250,000             115,000
Less: unamortized debt discount                                                                        57,974              37,215
                                                                                            ------------------  ------------------

Notes payable, net                                                                          $         192,026    $         77,785
                                                                                            ==================  ==================




         (a) The Lysaght note, amended pursuant to a February 2002 Revised Term Sheet and Agreement ("RTSA"), is convertible into shares of Surviving Corporation (if the transaction with Surviving Corporation is consummated) (see
Note 5) at a conversion rate of the lesser of (a) $0.0375 per share or (b) 80% of the lowest bid price of Surviving Corporation during the 20 trading days prior to such conversion, subject to limitations as defined in the RTSA.

         In connection with the issuance of this note, FSDN issued options to purchase shares of Surviving Corporation (if the transaction with Surviving Corporation is consummated) (see Note 5). FSDN has allocated $73,316 and $36,658 as of March 31, 2002 (unaudited) and December 31, 2001, respectively, as the estimated value of the options issued with the note. The amount is being amortized as additional interest expense with a corresponding increase to notes payable over the life of the note using the effective interest method until such note is repaid. At March 31, 2002 (unaudited) and December 31, 2001, $21,675 and $6,110 respectively, have been amortized. The unamortized balances at March 31, 2002 (unaudited) and December 31, 2001 are $51,641 and $30,548, respectively, which are reflected as a reduction of notes payable.

         (b) These notes include a provision to issue the note holders an aggregate of 35,000 shares of common stock of Surviving Corporation (if the transaction with Surviving Corporation is consummated) (see Note 5). FSDN has accounted for this provision as options with a cashless exercise price. Accordingly, FSDN has allocated $25,000 and $20,000 as of March 31, 2002 (unaudited) and December 31, 2001, respectively, as the estimated value of the cashless options issued with these notes. These amounts are being amortized as additional interest expense with a corresponding increase to notes payable over the lives of the respective notes using the effective interest method until such notes are repaid. At March 31, 2002 (unaudited) and December 31, 2001, $21,667 and $13,333, respectively, have been amortized. The unamortized balances at March 31, 2002 (unaudited) and December 31, 2001 are $3,333 and $6,667 respectively, which are reflected as a reduction of notes payable.

         (c) This note includes a provision to issue the note holder an aggregate of 7,500 shares of common stock of FSDN. If the transaction with Surviving Corporation is consummated (see Note 5), FSDN shall re-register these shares for resale. FSDN has accounted for this provision as an option with a cashless exercise price. Accordingly, FSDN has allocated $6,000 as the estimated value of the cashless option issued with this note as of March 31, 2002 (unaudited). This amount is being amortized as additional interest expense with a corresponding increase to notes payable over the life of the note using the effective interest method until the note is repaid. At March 31, 2002 (unaudited), $3,000 has been amortized. The unamortized balance at March 31, 2002 (unaudited) is $3,000, which is reflected as a reduction of the note payable.

3.       Income taxes

         As of March 31, 2002 (unaudited) and December 31, 2001, FSDN has a net operating loss carryforward totaling approximately $236,000 and $44,000 respectively to offset taxable income in future years through 2012 and 2011 (California), respectively, and 2022 and 2021 (Federal), respectively. At March 31, 2002 (unaudited), the net operating loss carryforward resulted in an estimated $67,000 and $21,000 of Federal and state deferred tax assets, respectively. At December 31, 2001, the net operating loss carryforward resulted in an estimated $6,000 and $4,000 Federal and state deferred tax assets, respectively. A full valuation allowance has been established for these deferred tax assets since their realization is considered unlikely.

4.       Related party transactions

         Two of the stockholders of FSDN have borrowed funds from FSDN totaling $165,570. These notes accrue interest at 6.5% per annum. Interest on these notes is compounded and due annually. Interest on these notes for the three months ended March 31, 2002 (unaudited) and for the year ended December 31, 2001 is $2,782 and $3,655, respectively. The principal amount of these notes, together with unpaid interest, is due on December 31, 2006.

         FSDN rented office space from a stockholder on a month-to-month basis through May 2002. Payments for rent for the three-month periods ended March 31, 2002 and 2001 (unaudited), the year ended December 31, 2001 and the period June 1, 2000 (inception) to December 31, 2000 were $6,000, $7,100, $34,100 and none, respectively.

         Due from stockholder represents payments made by FSDN on behalf of a stockholder. This amount is due on demand and is uncollateralized.

         Due to stockholder represents payments made by a stockholder on behalf of FSDN. This amount is due on demand and is uncollateralized.

         Notes payable include notes from related parties totaling $15,000 which are due in 2002. The interest rate on the notes is 10% per annum and the accrued interest on these notes at March 31, 2002 (unaudited) and December 31, 2001 are $645 and $270 respectively.

5.       Proposed merger

         FSDN entered into an agreement as of January 15, 2002 for a proposed merger with K2 Digital, Inc. ("K2") whereby FSDN will merge with and into First Step Acquisition Corp., a wholly-owned subsidiary of K2, with FSDN being the surviving corporation and existing as a wholly-owned subsidiary of K2. Under the terms of the agreement, the outstanding common shares of FSDN will be converted into common shares of K2 under an exchange ratio that will result in the former shareholders of FSDN holding approximately 91% or 16.8 million of the outstanding shares of K2 immediately after the effective time of the merger. The proposed transaction is subject to various conditions including, but not limited to, a 3 for 1 reverse stock split of K2's Common Stock and approval of K2's stockholders.


6.       Going concern

         Through March 31, 2002 (unaudited) and December 31, 2001, FSDN has incurred operating losses aggregating approximately $308,000 and $116,000, respectively, since inception. At March 31, 2002 (unaudited) and December 31, 2001, FSDN had a working capital deficiency of approximately $220,000 and $118,000, respectively, and at March 31, 2002 (unaudited), FSDN had a stockholders' deficiency of approximately $45,000. Further, at March 31, 2002 (unaudited) and December 31, 2001, FSDN had a cash balance (overdraft) of approximately $14,000 and ($1,000), respectively. These factors, among others, indicate that FSDN may be unable to continue operations as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classifications of assets and liabilities which could result should FSDN be unable to continue as a going concern.

         Management's plans include a proposed merger with a publicly traded "shell" company which would result in FSDN's assets and liabilities being assumed by that entity (see Note 5). If FSDN is unsuccessful in completing the proposed merger, management's alternative plan includes a further search for a similar business combination or strategic alliance. FSDN is currently not in discussions with any other entity. There is no assurance that this transaction, or management's alternative plan, will be realized.

7.       Commitment (unaudited)

         In May 2002, FSDN entered into an operating lease for its premises that expires in November 2003. The minimum future annual payments are approximately as follows:


    2002                         $    79,000
    2003                             123,000
                                 -----------

                                 $   202,000
                                 ===========


8.       Subsequent events (unaudited)

         In April and June 2002, FSDN entered into subscription agreements whereby the subscribers would receive an aggregate of 120,000 shares of common stock of Surviving Corporation (if the transaction with Surviving Corporation is consummated) for an aggregate amount of $60,000.

         All notes payable as of March 31, 2002 (unaudited), which have become due and have not been paid, have been verbally extended by the lenders to July 31, 2002.

         In May 2002, FSDN received a loan of $200,000 that bears interest at 10% per annum and is due in May 2003.

         In April 2002, FSDN entered into an understanding with Digitaldotcom, Inc., a Korean corporation ("Digital") and Future Investment Co. ("FIC"). Under the terms of this understanding, Digital will arrange for a loan of $150,000, which funded in April 2002. In consideration for the loan, FSDN will complete the proposed merger detailed in Note 5. Pursuant to the completion of the merger, the Surviving Corporation shall enter into a business combination with Digital. The Surviving Corporation upon completion of the business combination shall have 200,000,000 shares of stock authorized, 160,000,000 of which shall be issued and outstanding. The 160,000,000 shares shall be owned as follows: (i) 25% or 40,000,000 shares by the shareholders of Digital, (ii) 37.5% or 60,000,000 shares by FIC or its designee, (iii) 37.5% or 60,000,000 shares by the shareholders of the Surviving Corporation after the merger detailed in Note
5. In addition, the Surviving Corporation and Digital shall pay to Hideo Matsuoka or his designee a commission of 2 1/2% each, of the issued and outstanding shares of the Surviving Corporation upon completion of the business combination.

                       WHERE YOU CAN FIND MORE INFORMATION

         K2 files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. K2 stockholders may read and copy any reports, statements or other information that K2 files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

         The Securities and Exchange Commission allows K2 to "incorporate by reference" information into this Information Statement, which means that K2 can disclose important information to its stockholders by referring them to another document filed separately with the Securities and Exchange Commission. As a result some of the important business and financial information relating to K2 that you may want to consider on deciding how to vote is not included in this Information Statement. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information in this Information Statement. This Information Statement incorporates by reference the documents set forth below that K2 has previously filed with the Securities and Exchange Commission. These documents contain important information that you should read about K2 and its finances.

K2 SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 000-1-11873)


                   SEC FILING                                                     PERIOD
Annual Report on Form 10-KSB                            Fiscal year ended December 31, 2001; filed on April 16, 2002

Amendment to Annual Report on Form 10KSB/A              Fiscal year ended December 31, 2001; filed on May 31, 2002

Quarterly Report on Form 10-QSB                         Quarter ended March 31, 2002; Filed on May 20, 2002

Amendment to Quarterly Report on Form 10-QSB/A          Quarter ended March 31, 2002; Filed on June 28, 2002

Current Report on Form 8-K                              Filed on April 16, 2002

Current Report on Form 8-K                              Filed on January 17, 2002

Registration Statement on Form 8-A                      Filed on June 26, 1996


         You may request a copy of the K2 documents described above, which will be provided at no cost, by contacting K2 Digital, Inc. 770 Lexington Avenue, Sixth Floor New York, New York 10021, (212) 935-6000.

         K2 is also incorporating by reference additional documents that it may file with the Securities and Exchange Commission between the date of this Information Statement and the date of the special meeting of K2 stockholders.

         K2 has supplied all information contained in this Information Statement relating to K2, and FSDN has supplied all information contained in this Information Statement relating to itself.

         FSDN is a private company. Information concerning FSDN, including copies of all financial statements and documents referred to in this Information Statement are available, upon request, by contacting First Step Distribution Network, 9601 Wilshire Blvd., Suite 315, Beverly Hills, California 90210 (310) 246-3222.

         You should rely only on the information contained in this Information Statement to vote on the proposal(s) to be considered. Neither FSDN nor K2 has authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than July __, 2002, and the mailing of the Information Statement to you shall not create any implication to the contrary.

                                     ANNEXES

         Annex A: Section 262 of the Delaware General Corporation Law

         Annex B: Voting Ballot

                                     Annex A
                                K2 Digital, Inc.

               Section 262 of the Delaware General Corporation Law

ss. 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     Annex B
                                K2 Digital, Inc.


                                  VOTING BALLOT


         Number of Shares Voted on this Ballot: _____________________________

         The undersigned record holder of the shares shown above hereby casts one vote for each share in favor of the following proposals:

         FOR the Reverse Stock Split described in the Information Statement dated July ___, 2002.

         FOR the Merger described in the Information Statement dated July ___, 2002.

         FOR the election of John McCracken, Robert Millet and Leslie Klein as directors of K2 Digital, Inc.

         FOR the issuance of shares pursuant to the Merger described in the Information Statement dated July ___, 2002.

         This Ballot is for use at the Special Meeting of Stockholders of K2 Digital, Inc. to be held on August ___, 2002.

         Date: August ___, 2002



                                         ------------------------------
                                         Signature of Record Holder


                                         ------------------------------
                                         Name of Record Holder (please print)
                                         and representative capacity, if any